Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON THE CONVERSION HEREOF HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, APPLICABLE STATE SECURITIES LAWS, AND WITH THE TERMS AND CONDITIONS HEREOF.

CONVERTIBLE PROMISSORY NOTE

Effective Date: [date], 2025	US$34,320,000

FOR VALUE RECEIVED, Fangdd Network Group Ltd., a Cayman Islands exempted company (“Borrower”), promises to pay to _______, or its successors or assigns (“Lender”), US$34,320,000 (the “Principal Amount”) upon demand of Lender on or after the date (the “Maturity Date”) that is 364 days after the Effective Date.

This Convertible Promissory Note (this “Note”) is issued and made effective as of [date], 2025 (the “Effective Date”). This Note does not bear interest and is issued pursuant to that certain Convertible Note Purchase Agreement dated [date], 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”).

For all purposes of this Note, (a) the “Outstanding Balance” means, as of any date of determination, the Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion (as defined below), offset, or otherwise; and (b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws to be closed in People’s Republic of China or New York.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose.

1.2. Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance prior to the Maturity Date, without premium or penalty.

2. Security. This Note is unsecured.

3. Conversion.

3.1. Optional Conversion. Lender has the right at any time before the Outstanding Balance has been paid in full, at its election, to convert (“Conversion”) all or a portion of the Outstanding Balance into Class A ordinary shares of par value US$0.009 each of Borrower (“Conversion Shares”) as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price. Conversion notices shall be in the form attached hereto as Exhibit A (each, a “Conversion Notice”) and may be effectively delivered to Borrower by any method set forth in the “Notices” section of the Purchase Agreement. As a condition of the Conversion, Lender shall, and shall cause each Permitted Designee, concurrently with the delivery of the Conversion Notice, deliver to Borrower a lock-up letter agreement, in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”), duly executed by Lender or such Permitted Designee. Borrower shall take necessary actions to enable the share registrar or transfer agent to deliver the Conversion Shares from any Conversion to Lender or its Permitted Designee (as defined below) in accordance with Section 6 below. “Permitted Designee” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity which legally, directly or beneficially owns any issued and outstanding equity securities of Lender and is mutually agreed upon by Lender and Borrower.

3.2. Maturity Date Conversion. In the event that this Note remains outstanding on the Maturity Date, then the Outstanding Balance of this Note shall convert as of the Maturity Date into the Conversion Shares at the Conversion Price, and rounding down to the nearest whole share, and Borrower may issue all such Conversion Shares to Lender unless Lender notifies Borrower in writing the Permitted Designees and the respective Conversion Shares to be received by such Permitted Designees; provided, that Borrower shall not have any obligation to issue any Conversion Shares unless Borrower has received the Lock-Up Agreement executed by each recipient of the Conversion Shares; provided, further, that Borrower may, at its sole discretion, waive all or any of the requirements for the documents set forth in the preceding sentence and effect the conversion as set forth under Section 6 below.

3.3. Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or a portion of the Outstanding Balance into Conversion Shares is the Conversion Price, which shall be US$1.0409, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar transactions (the “Conversion Price”).

4. Trigger Events; Defaults; and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for 60 days or shall not be dismissed or discharged within 60 days; (b) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (c) an involuntary bankruptcy proceeding is commenced or filed against Borrower.

4.2. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within 60 Business Days. If Borrower fails to cure the Trigger Event within the required 60 Business Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”) and the date of the Event of Default shall be the 60th Business Day following the occurrence of the relevant Trigger Event.

4.3. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash. Lender may continue making Conversions at any time following a Trigger Event or an Event of Default until such time as the Outstanding Balance is paid in full. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.3. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

6. Method of Conversion Share Delivery. Unless otherwise agreed to by Borrower, on or before the close of business on the 10th Business Day following the date of delivery of a Conversion Notice (or a list of the recipient of the Conversion Shares in the event of conversion pursuant to Section 3.2) and one or more Lock-Up Agreements by Lender and/or its Permitted Designees (the “Delivery Date”), Borrower shall deliver or cause its share registrar or transfer agent to deliver or otherwise effect the issuance of the applicable Conversion Shares, registered in the name of Lender or its Permitted Designee. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its share registrar or transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its share registrar or transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 6.

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7. Issuance Fees. Lender will be solely liable for any fees that must be paid by Borrower in order to issue any Conversion Shares.

8. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower may, at its option, decline to effect any conversion of this Note to the extent that after giving effect to such conversion would cause each of Lender or any Permitted Designee to, on an individual basis, beneficially own a number of shares exceeding 4.99% of the number of shares outstanding on such date (including for such purpose the Conversion Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of shares will be determined pursuant to Section 13(d) of the 1934 Act. Borrower and Lender may, by written agreement, increase, decrease or waive the Maximum Percentage as to Lender or any Permitted Designee.

9. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel at its own costs.

10. Governing Law; Dispute Resolution. This Note shall be governed by and construed exclusively in accordance with the Hong Kong laws, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Hong Kong laws to the rights and duties of the parties hereunder. Borrower and Lender agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to or regarding this Note (each, a “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of Borrower and Lender within 30 days after either Borrower or Lender has raised the Dispute for negotiation, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this section. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

11. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may not be offered, sold, assigned or transferred by Lender without the consent of Borrower, and Borrower is not obligated to give such consent.

14. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the section of the Purchase Agreement titled “Notices.”

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Fangdd Network Group Ltd.

By:
Name:	Xi Zeng
Title:	Director of the Board and Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

By:
Name:
Title:

[Signature Page to Convertible Promissory Note]

EXHIBIT A

[Lender]

Fangdd Network Group Ltd.	Date:_____________

Attn: Xi Zeng, Chief Executive Officer

Room 1501, Shangmei Technology Building

15 Dachong Road

Nanshan District, Shenzhen, 518072

People’s Republic of China

CONVERSION NOTICE

The above-captioned Lender hereby gives irrevocable notice to Fangdd Network Group Ltd., a Cayman Islands exempted company (the “Borrower”), pursuant to that certain Convertible Promissory Note (the “Note”) made by Borrower in favor of Lender in accordance with that certain Convertible Note Purchase Agreement, dated [date], 2025, by and between Borrower and Lender, that Lender elects to convert US$[_________] of the Outstanding Balance of the Note into Conversion Shares (the “Conversion Date”). Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

Please issue and deliver the Conversion Shares electronically to Lender or the Permitted Designee(s) at the address specified below:

Holder	Address and Email	Number of Conversion Shares

Sincerely,

Lender:

By:
Name:
Title:

EXHIBIT B

FORM OF LOCK-UP LETTER

Date:_____________

To: Fangdd Network Group Ltd.

Attn: Xi Zeng, Chief Executive Officer

Room 1501, Shangmei Technology Building

15 Dachong Road

Nanshan District, Shenzhen, 518072

People’s Republic of China

Re: Lock-Up

Reference is made to that certain Conversion Notice, dated [date], 2025, delivered pursuant to that certain Convertible Promissory Note (the “Note”) made by Fangdd Network Group Ltd., a Cayman Islands exempted company (“Borrower”), in favor of  _______ (“Lender”) in accordance with that certain Convertible Note Purchase Agreement, dated [date], 2025, by and between Borrower and Lender. All capitalized terms in this letter (the “Letter Agreement”) shall have the meanings assigned to them under the Note, unless otherwise defined herein.

In connection with the delivery of the Conversion Notice, the undersigned (“Holder”) will be allotted and issued, and become a holder of, a certain number of Conversion Shares, and in view of the valuable consideration to be received by the undersigned, Holder and Borrower desire to enter into this Letter Agreement, pursuant to which all Conversion Shares to be issued to Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

In consideration of the premises set forth above, which are incorporated in this Letter Agreement as if fully set forth below, and intending to be legally bound hereby, Holder and Borrower hereby agree as follows:

1. Lock-Up Provisions.

1.1 The Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the date of issuance of the Conversion Shares (the “Issue Date”) and ending on the date that is twelve months after the Issue Date: (i) lend, offer, pledge (except as provided herein below), hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that if, after six months after the Issue Date and upon mutual agreement by Holder and Borrower, then the Lock-Up Period shall end with respect to all or any portion of the Restricted Securities as agreed upon between Holder and Borrower; provided, further, that at any time subsequent to the Issue Date, the Lock-up Period shall end on the date on which Borrower completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Class A ordinary shares of Borrower being converted into cash, securities or other property.

1.2 The foregoing Section 1.1 shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (i) by gift, will or intestate succession, virtue of laws of descent and distribution upon the death of Holder, (ii) to any Permitted Transferee (defined below), (iii) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, (iv) the transfer in connection with any legal, regulatory or other order; provided, however, that in any of cases (i), (ii) or (iii) it shall be a condition to such transfer that the transferee executes and delivers to Borrower an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Letter Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Letter Agreement.

1.3 As used in this Letter Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, domestic partner, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder by virtue of the laws of the jurisdiction of the Holder’s organization and the Holder’s organizational documents upon the liquidation and dissolution of Holder or (E) to any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Borrower that are consistent with the foregoing or that are necessary to give further effect thereto.

1.4 If any Prohibited Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Borrower shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Borrower may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

1.5 During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

1.6 For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Borrower with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

2.1 Governing Law; Dispute Resolution. This Letter Agreement shall be governed by and construed exclusively in accordance with the Hong Kong laws, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Hong Kong laws to the rights and duties of the parties hereunder. Holder and Borrower agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to or regarding this Letter Agreement including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of Borrower and Holder within thirty (30) days after either Borrower or Holder has raised the Dispute for negotiation, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this section. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

2.2 Confidentiality. Except as otherwise required by law, Holder will neither (i) disclose Confidential Information (defined below) of Borrower to any persons or entities other than to (a) its executive officers, directors, accountants, attorneys, advisors, and employees, and (b) to any existing or prospective affiliate, equityholder, or wholly owned subsidiary of such Purchaser in the ordinary course of business (collectively, “Holder Parties”) in each case that have a need to know such Confidential Information and are under confidentiality obligations and restrictions on use no less restrictive than those set forth herein nor (ii) use such Confidential Information except in connection with this Letter Agreement and the matters addressed herein, and will inform all Holder Parties accessing Confidential Information that they may not disclose Confidential Information to third parties or use such Confidential Information other than as described herein. Holder is responsible for all of its Holder Parties’ conduct with respect to the Confidential Information. “Confidential Information” means the terms of this Letter Agreement, any of the matters referred to herein or non-public information of the Company or its affiliated persons or entities, including (i) trade secrets; (ii) product development, research and development, vendor identities, supplier identities, customer identities; (iii) business plans, budgets, forecasts and other financial information; (iv) information of third parties with respect to which the Company or its affiliated persons or entities is obligated to maintain confidentiality; and (v) such other non-public information that Holder knows or should know to be of a confidential or proprietary nature.

2.3 Counterparts. This Letter Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the applicable laws) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

2.4 Severability. In the event that any provision of this Letter Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

2.5 Entire Agreement. This Letter Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and supersedes all prior representations, understandings, undertakings or agreements.

2.6 Amendments. No provision of this Letter Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

2.7 Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the date delivered, if delivered by personal delivery as against written receipt therefor or by email. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

2.8 Successors and Assigns. This Letter Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Letter Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Borrower may freely assign any or all of its rights under this Letter Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

2.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Letter Agreement and the consummation of the transactions contemplated hereby.

2.10 No Third-Party Beneficiaries. This Letter Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

2.11 Waiver. No waiver of any provision of this Letter Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

2.12 Specific Performance. Holder acknowledges that its obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by Holder, money damages will be inadequate and Borrower will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, Borrower shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

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Very truly yours,

[________________________]

By:
Printed Name:
Title:

Address for Notice:

Email:

Telephone:

Acknowledged and Agreed:

Fangdd Network Group Ltd.

By:
Name:	Xi Zeng
Title:	Director of the Board and Chief Executive Officer